Exhibit 99.1

Five Point Holdings, LLC Announces Third Quarter 2017 Results

Third Quarter 2017 and Recent Highlights

•	Cash and cash equivalents of $387 million at September 30, 2017.

•	Reached a settlement with key national and state environmental and Native American organizations that were petitioners in various legal challenges to Newhall Ranch’s regulatory approvals and permits.

•	Commenced development activities at Newhall Ranch.

•	Increased revolving credit facility from $50 million to $125 million.

•	Hired executive to lead the Company’s commercial development and leasing team.

Aliso Viejo, CA, November 8, 2017 (Business Wire) – Five Point Holdings, LLC (“Five Point”), an owner and developer of mixed-use master-planned communities in coastal California, today reported third quarter 2017 financial results.

“We are pleased to release our third quarter earnings and to report on the progress of our communities,” said Emile Haddad, Five Point’s Chairman and Chief Executive officer. “This is an exciting time for our Company. Business conditions are favorable in our three markets with strong demand for homesites, low unemployment and high consumer confidence. At Newhall Ranch, we entered into a settlement agreement with a number of petitioners involved in legal challenges to the project, shortly after which we commenced development activities following years of investment in the planning and entitlement process. At Great Park Neighborhoods, the joint venture sold 1,007 homesites on approximately 103 acres to eight homebuilders for $475 million. At the San Francisco Shipyard, we are focused on planning and land development activities to activate the Candlestick Point site, and at Hunters Point we have initiated a process to increase our commercial entitlement by 2 million square feet following voter approval of Proposition O last November. In addition, we are pleased to welcome Dave Sears to our team to manage the growth of our commercial operations. We remain focused on the continued execution of our strategy to generate significant cash flow from our assets, develop a portfolio of income producing properties and maintain a strong and conservative balance sheet.”

Third Quarter 2017 Consolidated Results

Liquidity and Capital Resources

As of September 30, 2017, we had $386.9 million of cash and cash equivalents and no borrowings under Five Point Operating Company, LP’s (the “Operating Company’s”) $50 million unsecured revolving credit facility (the “Facility”). Total capital of Five Point was $1.8 billion as of September 30, 2017, reflecting $2.5 billion in assets and $678 million in liabilities.

On November 8, 2017, the Operating Company entered into an amendment to the Facility, which will increase the maximum aggregate borrowing amount to $125 million and extend the term of the Facility to April 2020 with an option to further extend the maturity date by an additional year, subject to satisfaction of certain conditions including the approval of the administrative agent and lenders. Borrowings under the Facility will bear interest at LIBOR plus a margin ranging from 1.75% to 2.00% based on the Operating Company’s leverage ratio. No funds have been drawn on the Facility to date.

In August 2017, the Company invested $106.5 million for a 75% interest in a newly formed joint venture (the “Gateway Commercial Venture”) that acquired the Five Point Gateway Campus, consisting of approximately 73 acres of commercial land in the Great Park Neighborhoods. The Five Point Gateway Campus includes approximately one million square feet planned for research and development and office space in four buildings designed to accommodate thousands of employees. Two of the buildings (660,000 square feet) have been leased back to Broadcom Corporation, a subsidiary of Broadcom Limited (together with its subsidiaries, “Broadcom”), pursuant to a 20-year triple net lease.

Three Months Ended September 30, 2017 and 2016

Revenues. Revenues increased by $0.5 million, or 4.5%, to $11.6 million for the three months ended September 30, 2017, from $11.1 million for the three months ended September 30, 2016. The increase in revenue was primarily due to recognition of deferred revenue, profit participation, marketing fees and other builder fees attributed to prior period land sales. No significant land sales closed escrow in the third quarters of 2017 or 2016.

Selling, general, and administrative. Selling, general, and administrative expenses increased by $12.1 million, or 47.6%, to $37.4 million for the three months ended September 30, 2017, from $25.4 million for the three months ended September 30, 2016. This increase was primarily due to higher legal expense in 2017 in connection with the Newhall Ranch settlement in addition to increased employee and director compensation, including share-based compensation for directors. Partially offsetting these increases were lower auditing and tax professional fees incurred in 2017 compared to 2016. The higher expense in 2016 was mostly attributed to audit and tax reporting in connection with the series of transactions (the “Formation Transactions”) effected on May 2, 2016, in which, among other things, we acquired interests in the entity that owns the Great Park Neighborhoods in Irvine (the “Great Park Venture”) and the entity that owns The San Francisco Shipyard/Candlestick Point in the City of San Francisco (the “San Francisco Venture”), and our management company (the “Management Company”).

Equity in earnings (loss) from unconsolidated entities. Equity in earnings from unconsolidated entities increased by $23.1 million to $22.8 million for the three months ended September 30, 2017, from a loss of $0.3 million for the three months ended September 30, 2016. The increase was primarily due to our proportionate share from our 37.5% percentage interest in the Great Park Venture, adjusted for the basis difference amortization of the Great Park Venture’s recognition of land sales for an aggregate of 1,007 homesites on approximately 103 acres at the Great Park Neighborhoods. There were no material land sales at the Great Park Neighborhoods for the comparable period in 2016. In August 2017, we acquired a 75% interest in the Gateway Commercial Venture. From the date of acquisition through September 30, 2017, we recognized $0.1 million in equity in losses generated by the Gateway Commercial Venture.

Net Loss. The consolidated net loss for the quarter was $10.3 million, of which $5.8 million, or just under 60% of the loss, was allocated to the Company’s noncontrolling interests, resulting in a $4.5 million loss attributable to the Company.

Segment Results

Newhall Segment – In September 2017, we entered into a settlement with key national and state environmental and Native American organizations. These groups agreed that they would not challenge our current and certain future Newhall Ranch project approvals and permits. We expect that the settlement will reduce the likelihood of unanticipated delays in the Newhall Ranch development timeline. We commenced development activities at Newhall Ranch in October 2017 and expect to begin land sales in late 2019. We are still involved in related lawsuits with local environmental groups that did not join the settlement regarding the approvals and permits that have been issued for development areas within Newhall Ranch.

Total revenues were $5.3 million for the third quarter and $15.8 million for the nine months ended September 30, 2017. Land sale revenues in both periods represent recognition of deferred revenue, profit participation and collection of various builder fees related to prior period land sales. Selling, general, and administrative expenses were $7.0 million for the third quarter and $23.5 million for the nine months ended September 30, 2017.

San Francisco Segment – We are continuing the process of amending the disposition and development agreement with the City of San Francisco to increase the total amount of commercial use at Shipyard/Candlestick by over 2 million square feet, most of which we anticipate will be for office use. We currently expect to receive approval for the amendments in mid-2018. In addition, infrastructure development is progressing on the Macerich urban retail outlet shopping district, and we currently anticipate that we will close land sales for over 2,000 homesites between 2019 and 2022.

Total revenues were $2.4 million for the third quarter and $89.3 million for the nine months ended September 30, 2017. Land sale revenue for the nine months primarily consists of a sale in January 2017 of 3.6 acres in Candlestick Point for gross proceeds of $91.4 million. The San Francisco Venture is required to complete certain infrastructure elements under the terms of the purchase and sale agreement and as of September 30, 2017, we have deferred $9.8 million in revenue related to the sale that will be recognized as the development obligations are completed. Selling, general, and administrative expenses were $7.3 million for the third quarter and $20.8 million for the nine months ended September 30, 2017.

Great Park Segment – In the third quarter, the Great Park Venture closed escrow on the sale of 1,007 homesites on approximately 103 acres to eight homebuilders in the Great Park Neighborhoods resulting in gross proceeds of $474.8 million. Based on reports we receive from third party homebuilders, the percentage of homes sold in the two active development areas within the Great Park Neighborhoods were approximately 99% and 66%, respectively, as of October 31, 2017.

Total revenues were $462.2 million for the third quarter and $477.4 million for the nine months ended September 30, 2017. Land sale revenue of $461.7 million for the nine months ended September 30, 2017 is attributable to the homesite sales at the Great Park Neighborhoods. A portion of the consideration paid has been deferred until the Great Park Venture completes certain infrastructure improvements. Revenues from the recognition of deferred land sale revenues from prior period land sales in addition to the collection of builder marketing fees were also recognized in the three and nine months ended September 30, 2017. As of September 30, 2017, the Great Park Venture had deferred revenue of $31.6 million attributed to land sales and profit participation. Collection of $12.0 million in management fees by the Management Company, pursuant to the Great Park Venture development management agreement, is included in segment revenue for the nine months ended September 30, 2017. Included within management services costs and expenses are $7.4 million in general and administrative costs and expenses incurred directly by the Management Company’s project team that is managing the development of the Great Park Neighborhoods. Selling, general, and administrative expenses were $18.4 million for the nine months ended September 30, 2017 and represent marketing related costs and project team and other administrative costs that are reimbursed to the Management Company per the terms of the development management agreement. Management fees of $4.6 million for the nine month period represent the base management fee paid pursuant to the development management agreement. Excluding net income of the Management Company, the Great Park Venture recognized net income of $113.5 million for the nine months ended September 30, 2017. After taking into account the basis adjustment, the Company’s investment in the Great Park Venture was increased by $17.7 million for the nine month period ended September 30, 2017.

In November 2017, the Great Park Venture paid a $120 million distribution to holders of its legacy interests. The distribution was the first payment to count against the aggregate of $565 million in priority distributions payable to holders of the legacy interests.

Commercial Leasing Segment - In August 2017, the Gateway Commercial Venture, in which we own a 75% interest, acquired the Five Point Gateway Campus, consisting of approximately 73 acres of commercial land in the Great Park Neighborhoods on which four buildings are being completed, two of which were leased back to Broadcom. The Five Point Gateway Campus includes approximately one million square feet planned for research and development and office space designed to accommodate thousands of employees. Broadcom will remain the largest tenant, leasing approximately 660,000 square feet of research and development space pursuant to a 20-year triple net lease.

The Five Point Gateway Campus was acquired by the Gateway Commercial Venture for $443.0 million and funded by capital contributions of $142.0 million from members, proceeds from debt financings obtained by the Gateway Commercial Venture, and proceeds from the sale of excess entitlements to the Great Park Venture. Our portion of the capital contributions was $106.5 million. The debt financings were provided by an affiliate of one of the other members of the Gateway Commercial Venture and provide for loans totaling approximately $339.0 million. At the closing of the acquisition, $291.2 million in loan proceeds were received and applied against the purchase price. The balance of the loan capacity will be drawn and used to finance the cost of tenant improvements, leasing expenditures and certain capital improvements. The excess entitlements included all of the building square footage originally planned but not constructed at the Five Point Gateway Campus. The excess entitlements sold to the Great Park Venture can be used in accordance with the flexible zoning ordinances applicable to the Great Park Neighborhoods.

For the three months ended September 30, 2017, our commercial leasing segment recognized $3.3 million in revenues from the triple net lease with Broadcom and our property management services. Operating expenses were mostly comprised of depreciation, amortization and interest expense totaling $3.6 million. Our segment net loss was $0.1 million and our share of equity in loss from the Gateway Commercial Venture totaled $0.1 million for the three months ended September 30, 2017.

Conference Call Information

In conjunction with this release, Five Point will host a conference call today, Wednesday, November 8, 2017, at 5:00 pm Eastern Time. Emile Haddad, Chairman, President and Chief Executive Officer, and Erik Higgins, Vice President and Chief Financial Officer, will host the call. Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at ir.fivepoint.com. The online replay will be available on the same website immediately following the call. The conference call can also be accessed by dialing (877) 425-9470 (domestic) or (201) 389-0878 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13672832. The replay will be available until 11:59 p.m. Eastern Time on November 22, 2017.

About Five Point

FivePoint, headquartered in Aliso Viejo, California, designs and develops mixed-use, master-planned communities in coastal California. FivePoint is developing vibrant and sustainable communities in Orange County, Los Angeles County, and San Francisco County that will offer homes, commercial, retail, educational, and recreational elements as well as civic areas, parks, and open spaces. FivePoint’s three communities are: Great Park Neighborhoods® in Irvine, Newhall Ranch® near Valencia in Los Angeles County, and The San Francisco Shipyard/Candlestick Point in the City of San Francisco. The communities are planned to include approximately 40,000 residential homes and approximately 21 million square feet of commercial space.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. This press release may contain forward-looking statements regarding: our expectations of our future revenues, costs and financial performance; future demographics and market conditions in the areas where our communities are located; the outcome of pending litigation and its effect on our operations; the timing of our development activities; and the timing of future real estate purchases or sales. We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in our filings with the SEC, including our quarterly reports on Form 10-Q, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

Five Point Investors:

investor.relations@fivepoint.com

or

Media:

Steve Churm, 949-349-1034

steve.churm@fivepoint.com

Source: Five Point Holdings, LLC

FIVE POINT HOLDINGS, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares)

(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
INVENTORIES	$1,392,215	$1,360,451
INVESTMENT IN UNCONSOLIDATED ENTITIES	541,816	417,732
PROPERTIES AND EQUIPMENT—NET	33,596	34,409
INTANGIBLE ASSET—RELATED PARTY	127,593	127,593
CASH AND CASH EQUIVALENTS	386,855	62,304
RESTRICTED CASH AND CERTIFICATES OF DEPOSIT	2,298	2,343
MARKETABLE SECURITIES—HELD TO MATURITY	—	20,577
RELATED PARTY ASSETS	4,428	82,411
OTHER ASSETS	7,730	6,762

TOTAL	$2,496,531	$2,114,582

LIABILITIES AND CAPITAL
LIABILITIES:
Notes payable	$69,790	$69,387
Accounts payable and other liabilities	163,112	114,080
Related party liabilities	187,134	221,157
Payable pursuant to tax receivable agreement	258,061	201,845

Total liabilities	678,097	606,469

CAPITAL:
Class A common shares; No par value; Issued and outstanding: 2017—62,314,850 shares; 2016—37,426,008 shares
Class B common shares; No par value; Issued and outstanding: 2017—81,463,433 shares; 2016—74,320,576 shares
Contributed capital	525,400	260,779
Accumulated deficit	(37,486)	(15,394)
Accumulated other comprehensive loss	(2,830)	(2,469)

Total members’ capital	485,084	242,916
Noncontrolling interests	1,333,350	1,265,197

Total capital	1,818,434	1,508,113

TOTAL	$2,496,531	$2,114,582

FIVE POINT HOLDINGS, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES:
Land sales	$2,655	$2,079	$7,859	$4,741
Land sales—related party	693	814	85,551	1,963
Management services—related party	5,466	5,509	16,417	8,900
Operating properties	2,805	2,720	7,341	7,235

Total revenues	11,619	11,122	117,168	22,839

COSTS AND EXPENSES:
Land sales	1,641	(594)	83,755	(843)
Management services	2,572	2,545	7,878	3,948
Operating properties	3,115	2,604	8,307	7,811
Selling, general, and administrative	37,427	25,351	92,536	94,768
Management fees—related party	—	—	—	1,716

Total costs and expenses	44,755	29,906	192,476	107,400

EQUITY IN EARNINGS (LOSS) FROM UNCONSOLIDATED ENTITIES	22,825	(297)	17,584	(479)

LOSS BEFORE INCOME TAX BENEFIT	(10,311)	(19,081)	(57,724)	(85,040)
INCOME TAX BENEFIT	—	—	—	4,456

NET LOSS	(10,311)	(19,081)	(57,724)	(80,584)
LESS NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(5,844)	(12,687)	(35,632)	(50,405)

NET LOSS ATTRIBUTABLE TO THE COMPANY	$(4,467)	$(6,394)	$(22,092)	$(30,179)